Exhibit 5.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10/A (No 333-223273) of our report dated February 20, 2018, relating to the consolidated financial statements of Potash Corporation of Saskatchewan Inc. and subsidiaries (the “Company”) as at December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, appearing in the Annual Report on Form 40-F.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Professional Accountants

Saskatoon, Canada

March 12, 2018